Supplemental Proxy Information

The Annual Meeting of the Stockholders of the Morgan Stanley Global Opportunity Bond Fund, Inc. was held on June 21, 1999. The following is a summary of each proposal presented and the total number of shares voted:

1.  To elect the following Directors:   Peter J. Chase
                                        David B. Gill
                                        Michael F. Klein

2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Fund

3. To approve an amendment to the Fund's Articles of Incorporation to change the name of the Fund to Morgan Stanley Dean Witter Global Opportunity Bond Fund, Inc.

        Votes in        Votes           Authority       Votes
        Favor of        Against         Withheld        Abstained
        ---------       --------        ----------      ----------
    1.  3,550,926       --              82,472          --
        3,550,926       --              82,472          --
        3,550,926       --              82,472          --

    2.  3,596,948       11,836          --              24,614

    3.  3,515,583       90,325          --              27,490